Exhibit 99.2


                                    FOR IMMEDIATE RELEASE

 PRESS RELEASE

              NTL INCORPORATED ANNOUNCES THE COMPLETION OF ITS
               ACQUISITION OF DIAMOND CABLE COMMUNICATIONS PLC

      New York, New York (March 8, 1999) -- NTL Incorporated (NASDAQ: NTLI;
 EASDAQ: NTLI.ED) announced today that it had completed its acquisition of Diamond Cable Communications plc ("Diamond"). NTL acquired Diamond for approximately 13 million shares in the transaction.

      Commenting on the transaction, Barclay Knapp, President and Chief Executive Officer of NTL, said: "We are delighted to announce the closing of the Diamond transaction. Diamond plays a key role in the development and growth of the combined company going forward. In fact, we are already well on our way toward full integration, including the completed connections of all of Diamond's switches to the NTL national network, as well as the consolidation of several senior management roles. We look forward to continuing to work with Diamond's employees, customers and suppliers to continue on our path to become the premier new era communications company in the UK."

      Robert Goad, Chief Executive of Diamond, will be elected to NTL's Board of Directors and remain a principal of the combined company.

      NTL is a leading alternative telecommunications company in the United Kingdom. The company offers local business and residential telephony, residential cable television and Internet services over advanced broadband fiber networks in six major franchise areas in the UK. Through its national telecoms services division, the company owns and operates one of only five independent national telecoms networks in the UK, and offers national business telecoms, national and international carrier telecommunications services, and satellite and radio communications services. The company's broadcast services division operates a national broadcast transmission network of more than 1,200 owned and shared transmission sites, and offers digital and analog broadcast transmission services to major television and radio stations nationwide in the UK.

                                  *******

      For further information contact: In the U.S.: John F. Gregg, Managing Director -- Corporate Development; Michael A. Peterson, Director -- Corporate Development; Bret Richter, Director -- Corporate Development or Kathy Makrakis, Director -- Investor Relations at (212) 906-8457; in the UK;
 Alison Smith at 01252-402-662; or via e-mail at investor_relations@ntli.com.